Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-151155) on Form S-8 and (No. 333-220017) on Form S-3 of our reports dated February 25, 2026, with respect to the consolidated financial statements of Cheniere Energy Partners, L.P. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
August 5, 2026